UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TeleTech Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
Director Compensation Table Reflecting Calendar Year 2006 Compensation
EXECUTIVE COMPENSATION
Summary Compensation Table
Prequisite Table
GRANTS OF PLAN BASED AWARDS IN 2006
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
OPTION EXERCISES AND STOCK VESTED DURING 2006
DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PERFORMANCE GRAPH
GENERAL INFORMATION
IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS
OTHER BUSINESS
Annual Report on Form 10-K

TELETECH HOLDINGS, INC.
9197 S. Peoria Street
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of TeleTech Holdings, Inc., a Delaware corporation, will be held at 9197 S. Peoria Street, Englewood, Colorado on Friday, June 1, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified (see page 5);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2007 (see page 29); and

3.	To transact such other business as may properly come before the annual meeting.

The record date for the annual meeting is April 4, 2007. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

Alan Schutzman
Executive Vice President, General Counsel
and Secretary

Englewood, Colorado
May 15, 2007

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TELETECH HOLDINGS, INC.
9197 S. Peoria Street,
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 1, 2007

The board of directors of TeleTech Holdings, Inc., a Delaware corporation, is soliciting proxies to be used at our annual meeting of stockholders to be held at 10:00 a.m. on June 1, 2007, at TeleTech’s principal offices located at 9197 S. Peoria Street, Englewood, Colorado. This proxy statement contains important information regarding TeleTech’s annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this proxy statement. The term proxy materials includes this proxy statement, the enclosed proxy card, and TeleTech’s annual report for 2006.

The board of directors is sending these proxy materials on or about May 15, 2007.

Who Can Vote

Stockholders of record at the close of business on the record date, April 4, 2007, may vote at the annual meeting. On the record date, we had 75,705,362 issued and outstanding shares of common stock, which were held by 634 record holders. If you hold shares in a stock brokerage account or through a nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. Your broker or nominee has enclosed a voting instruction card for you to use. You are urged to vote by proxy regardless of whether you attend the annual meeting.

How You Can Vote

You can vote your shares if you are represented by proxy or present in person at the annual meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” the election of all nominees for director and as recommended by the board with regard to all other matters.

You can also vote your shares electronically as follows:

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com	(800) 690-6903 via touch tone phone
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying proxy statement. Have your 12-digit control number located on your proxy card available.	Read the accompanying proxy statement.
Call toll-free (800) 690-6903
Point your browser to http://www.proxyvote.com	You will be asked to enter your 12-digit control number located on your proxy card.
and follow the instructions to cast your vote. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, proxy statement, and other correspondence will be delivered to you electronically via e-mail.

Votes submitted via the internet or by telephone must be cast by 12:00 a.m. EDT on May 30, 2007. Votes submitted by mail must be received on or before May 26, 2007. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the 2007 annual meeting.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by any of the following three methods:

•	by voting in person at the annual meeting;

•	by delivering to TeleTech’s secretary a written notice of revocation dated after the proxy; or

•	by delivering another proxy dated after the previous proxy.

Required Votes

Each share of common stock has one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for approval of the other proposals.

Kenneth D. Tuchman, our chairman and chief executive officer and the beneficial owner of approximately 42% of the shares of common stock entitled to vote at the meeting, has indicated that he intends to vote for all persons nominated by the board of directors for election to the board and as recommended by the board with regard to other proposals to be presented at the annual meeting.

Voting Procedures

Votes cast by proxy at the annual meeting will be tabulated by an automatic system administered by ADP Investor Communication Services. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by the Company to act as election inspectors for the annual meeting.

Abstentions and broker non-votes (as described below) are each included in the determination of the number of shares present at the annual meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and except with respect to the election of directors, will have the same effect as negative votes. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms have the authority to vote your non-voted shares on certain routine matters, such as the election of directors and the ratification of auditors.

Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of TeleTech common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

Costs of Proxy Solicitation

TeleTech will bear the costs of soliciting proxies from its stockholders. Some directors, officers and other employees of TeleTech, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders’ admission counter. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the annual meeting and at our principal office located at 9197 S. Peoria Street, Englewood, Colorado 80112 during normal business hours for a period of at least 10 days prior to the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The information presented below regarding beneficial ownership of TeleTech’s common stock is presented in accordance with the rules of the Securities and Exchange Commission, or SEC. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power within 60 days through the exercise of any stock option or other right.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 4, 2007, information with respect to each director and named executive officer. Kenneth D. Tuchman, our chairman and chief executive officer, is the only person who was known by TeleTech to be the beneficial owner of more than 5% of TeleTech’s common stock. We have calculated the percentage of beneficial ownership pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, referred to as the Exchange Act.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class

Kenneth D. Tuchman 9197 S. Peoria Street Englewood, Colorado 80112	31,727,126	(1)	42%

(1)	Includes (a) 31,699,872, shares subject to sole voting and investment power, which includes (i) 5,693,066 shares held by Mr. Tuchman, (ii) 14,766,806 shares held by a limited liability limited partnership controlled by Mr. Tuchman, (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman; (iv) 200,000 shares held by a limited liability limited partnership in which Mr. Tuchman is the controlling general partner and (v) 1,040,000 shares subject to options exercisable within 60 days and (b) 27,254 shares subject to shared voting and investment power, which includes (i) 17,254 shares held by a trust for the benefit of Mr. Tuchman’s nieces and nephews, for which Mr. Tuchman’s spouse is the sole trustee and (ii) 10,000 shares held by Mr. Tuchman’s spouse. Mr. Tuchman disclaims beneficial ownership of all shares held by the trust for the benefit of Mr. Tuchman’s nieces and nephews and his spouse.

Security Ownership of Management

The following table sets forth information concerning shares of common stock beneficially owned by each director and named executive officer of TeleTech as of April 4, 2007 and by all directors and executive officers as a group.

	Total Number of		Shares Subject to
	Shares Beneficially		Options ***
Name	Owned **		(Included in Total)	Percent of Class

Kenneth D. Tuchman	31,727,126	(1)	1,040,000	42.0%
James E. Barlett	887,000	(2)	687,000	1.2%
William A. Linnenbringer	80,000		70,000	*
Ruth C. Lipper	110,000		85,000	*
Shrikant C. Mehta	100,000		40,000	*
Shirley Young	45,000		45,000	*
Kamalesh Dwivedi	61,050		61,050	*
Dennis J. Lacey	–		–	–
John R. Troka, Jr.	58,000		58,000	*
John Simon	114,500		114,500	*
Brian Delaney	28,750		28,750	*
Greg Hopkins	75,000		75,000	*
All directors and executive officers named herein as a group (12 persons)	33,286,426		2,304,300	43.2%

*	Less than 1%.

**	Includes shares subject to acquisition through exercise of stock options within 60 days of April 4, 2007.

***	Includes shares subject to acquisition through exercise of stock options that are exercisable within 60 days of April 4, 2007

(1)	Includes 27,254 shares subject to shared voting and investment power.

(2)	Includes 200,000 shares of restricted stock. Mr. Barlett was originally granted 250,000 shares of restricted stock for which restrictions on 100% of the shares have lapsed. Mr. Barlett surrendered 50,000 shares of restricted stock back to the Company to satisfy the tax obligation pursuant to the terms of the Company’s 1999 Amended and Restated TeleTech Holdings, Inc. Stock Option Plan.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the annual meeting, six persons will be elected to the board of directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The Nominating and Governance Committee and the board of directors have nominated each of the persons named below and it is the intention of the persons named as proxies in the enclosed proxy to vote FOR the election of all such nominees. Each of the nominees is currently serving as a director of TeleTech and has consented to being named in this proxy statement as a nominee and to continue to serve as a director if elected. Information concerning the six nominees proposed for election to the board of directors is set forth below.

In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board of directors may nominate, or the number of directors that constitutes the full board may be reduced to eliminate the vacancy.

Information Concerning the Nominees for Election as Directors

Kenneth D. Tuchman, 47, founded TeleTech’s predecessor company in 1982 and has served as the chairman of the board of directors since TeleTech’s formation in 1994. Mr. Tuchman served as our president and chief executive officer from TeleTech’s inception until October of 1999. In March 2001, Mr. Tuchman resumed the position of chief executive officer.

James E. Barlett, 63, has served as a director of TeleTech since February 2000 and vice chairman of TeleTech since October 2001. Before joining TeleTech as vice chairman, Mr. Barlett served as the president and chief executive officer of Galileo International, Inc., a leading provider of travel information and transaction processing worldwide, from 1994 to 2001, was elected Chairman in 1997 and served until 2001. Prior to joining Galileo, Mr. Barlett served as executive vice president of Worldwide Operations and Systems for MasterCard International Corporation, where he was also a member of the MasterCard International operations committee. Previously, Mr. Barlett was executive vice president of operations for NBD Bankcorp, vice chairman of Cirrus, Inc., and a partner with Touche Ross and Co., now known as Deloitte & Touche. Mr. Barlett also serves on the boards of Korn/Ferry International, Celanese Corporation and Covansys.

William A. Linnenbringer, 58, was elected to the board of directors of TeleTech in February 2003. In his 32-year career with PricewaterhouseCoopers (PwC), Mr. Linnenbringer held numerous leadership positions, including managing partner for the U.S. banking and financial services industry practice, chairman of the global financial services industry practice, and a member of the firm’s policy board and world council of partners. Mr. Linnenbringer retired as a partner of PwC in 2002.

Ruth C. Lipper, 55, was elected to the board of directors of TeleTech in May 2002. Ms. Lipper has spent more than 25 years working in various financial and philanthropic leadership roles. From 1987 to 2000, Ms. Lipper was senior vice president and treasurer for Lipper Analytical Services, Inc. Founded in 1973, Lipper Analytical Services was analyzing nearly 40,000 mutual funds through offices in the United States, London, and Hong Kong at the time of its sale to Reuters Group PLC in 1998. Ms. Lipper is currently a volunteer chairperson for the Lipper Family Foundation.

Shrikant Mehta, 63, was elected to the board of directors of TeleTech in June 2004. Mr. Mehta is president and chief executive officer of Combine International, Inc., a wholesale manufacturer of fine jewelry since 1974. He also serves on the board of directors of Distinctive Devices, Inc., Caprius, Inc. and various private corporations.

Shirley Young, 71, was elected to the board of directors of TeleTech in August 2002. Ms. Young is president of Shirley Young Associates, LLC, a business advisory company, and serves as senior adviser to General Motors-Asia Pacific. She is a member of the board of governors of The Nature Conservancy and governor and founding chairman of the Committee of 100, a national Chinese – American leadership organization and chair of its cultural associate, US-China Cultural Institute. Previously, Ms Young served as corporate vice president of General Motors responsible for China strategic development and as executive vice president of Grey Advertising and president of Grey Strategic Marketing. She also served on the board of directors for Verizon, Bank of America, Harrahs, Dayton Hudson /Target and currently serves on the board of directors of SalesForce.com.

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” all of the nominees for election to the board of directors.

Information Regarding the Board of Directors and Committees Thereof

The board of directors held four meetings during our 2006 fiscal year. All directors attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served. We do not have a formal policy on board member attendance at our annual meetings although we encourage members of the board to attend our annual meetings. Last year, all of our directors attended the annual meeting.

The board of directors has standing audit, compensation and nominating and governance committees, which assist the board in the discharge of its responsibilities. Members of each committee are elected by the board and typically serve for one-year terms.

Audit Committee  The audit committee is responsible for, among other things, overseeing our accounting and financial reporting processes and the audits of TeleTech’s financial statements, the appointment of our independent public accountants, the scope and fees of the prospective annual audit and the results thereof, compensation, retention and oversight of the independent registered public accounting firm engaged to prepare and issue audit reports on the Company’s financial statements and to perform other audit, review or attest services for the Company, compliance with TeleTech’s accounting and financial policies and management’s procedures and policies relative to the adequacy of TeleTech’s internal accounting controls. The current members of the audit committee are William Linnenbringer (chairman), Ruth Lipper and Shirley Young, each of whom is independent within the meaning of SEC regulations and the NASDAQ listing standards. Our board of directors determined that each of the members of the audit committee is able to read and understand fundamental financial statements, including TeleTech’s balance sheet, income statement and cash flow statement. In addition, our board of directors has determined that William Linnenbringer qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. During 2006, the audit committee held four regularly scheduled meetings and four special meetings and took all other actions pursuant to unanimous written consent in lieu of meetings. The audit committee has a written charter adopted by our board of directors. No changes have been made to the written charter during the past year. The audit committee reviews and assesses the adequacy of its charter on an annual basis. See “Report from the Audit Committee”.

Compensation Committee  The compensation committee reviews performance goals and determines or approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement); reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto); and administers the TeleTech Holdings, Inc. amended and restated 1999 stock option and incentive plan; the TeleTech Holdings, Inc. 1995 stock plan; and such other employee benefit plans as may be adopted by TeleTech from time to time. The current members of the compensation committee are Shrikant Mehta (chairman) and Ruth Lipper each of whom is independent within the meaning of SEC regulations and the NASDAQ listing standards. During 2006, the compensation committee held four regularly scheduled meetings and one special meeting and took all other actions pursuant to unanimous written consents in lieu of meetings. The compensation committee operates under the compensation committee charter adopted by our board. No changes have been made to the written charter during the past year.

Nominating and Governance Committee  The nominating and governance committee is responsible for, among other things, identifying and recommending to the board of directors qualified candidates for election or appointment to the board of directors, overseeing matters of corporate governance, including the evaluation of board performance and processes and assignment and rotation of board committee members. The nominating and governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The current members of the nominating and governance committee are Ruth Lipper (chairman) and William Linnenbringer each of whom satisfies the independence requirements for nominating committee members pursuant to the NASDAQ listing standards. During 2006, the nominating and governance committee held four regularly scheduled meetings and no special meetings. The nominating and governance committee is governed by the nominating and governance committee charter adopted by our board of directors. No changes have been made to the written charter during the past year.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions.

Shrikant Mehta and Ruth Lipper served on the compensation committee of the board of directors. There were no compensation committee interlocks during 2006.

Committee Composition:  The following table provides the composition of each of our committees as of December 31, 2006.

Nominating and
Governance
Director	Audit Committee	Compensation Committee	Committee

James E. Barlett
William A. Linnenbringer	✓		✓
Ruth C. Lipper	✓	✓	✓
Shrikant Mehta		✓
Kenneth D. Tuchman
Shirley Young	✓

Code of Conduct and Committee Charter

We have adopted a code of conduct applicable to all of our directors, officers (including our chief executive officer, chief financial officer, controller and any person performing similar functions) and employees which includes the prompt disclosure of any waiver of the code for executive officers or directors approved by the board of directors. The code of conduct is available on our website, and we intend to disclose any waivers of, or amendments to, the code on our website. The code of conduct, audit committee charter, the nominating and governance committee charter and compensation committee charter, may be viewed on our website at www.teletech.com under “Investors”, “Corporate Governance”. You may also obtain a copy of any of these documents without charge by writing to: TeleTech Holdings, Inc., at 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: corporate secretary.

Communications with the Board

Stockholders may communicate with the board or any of the directors by sending written communications addressed to the board or any of the directors c/o corporate secretary, TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112. All communications are compiled by the corporate secretary and forwarded to the board or the individual director(s) accordingly.

Compensation of Directors

Directors who are also employees of TeleTech receive no remuneration for serving as directors or committee members. Non-employee directors receive (i) an annual retainer of $40,000 paid quarterly, (ii) a meeting fee of $1,000 for each board and committee meeting attended and (iii) a meeting fee of $500 for each telephonic board and committee meeting attended. The chairmen of the compensation and nominating and governance committees receive an additional fee of $5,000 per year and the chairman of the audit committee receives an additional fee of $20,000 per year. Non-employee directors also receive options pursuant to our 1999 stock option and incentive plan. Each non-employee director who is first elected or appointed to the board receives an option to purchase 10,000 shares of common stock. Each non-employee director also receives an option to purchase 15,000 shares of common stock on the day of each annual meeting of shareholders subsequent to his or her election or appointment to the board, provided that he or she continues in office after the annual meeting. The exercise price for each option granted is 100% of the market value of the common stock on the date of grant as evidenced by the closing share price on the NASDAQ Stock Market. Options vest immediately upon date of grant and are exercisable into restricted stock for which restrictions shall lapse one year after the date of grant.

As of December 31, 2006, our current independent directors (over the length of their service):

•	had received in the aggregate the option to purchase 60,000 shares of common stock in connection with their annual retainer;

•	had been granted in the aggregate options to purchase 240,000 shares of common stock at an average weighted exercise price of $9.18 per share;

•	had converted in the aggregate 40,000 options into shares of common stock;

•	had exercised in the aggregate options for 25,000 shares of common stock; and

•	had been granted no shares of restricted stock.

Director Compensation Table
Reflecting Calendar Year 2006 Compensation

	Fees Earned or Paid
Name	in Cash(1)($)	Option Awards ($)(2)	Total ($)

William A. Linnenbringer(3)	$74,000	$100,350	$174,350
Ruth C. Lipper(4)	$64,000	$100,350	$164,350
Shrikant Mehta(5)	$54,000	$100,350	$154,350
Shirley Young(6)	$50,000	$100,350	$150,350

(1)	Only non-employee Directors receive compensation for their service as a director. The annual retainer of $40,000 is paid to each director in equal installments on a quarterly basis.

(2)	During fiscal year 2006, each independent director received 15,000 stock options under our 1999 stock option and incentive plan. Options vest immediately and are exercisable into restricted stock for which restrictions lapse after one year. Option awards were calculated pursuant to SFAS No. 123(R). For the valuation assumptions used for the FAS 123R fair value of the awards, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense in the Company’s Form 10-K for the year ended December 31, 2006 (Commission File Number: 0-21055) filed with the SEC on February 7, 2007.

(3)	Consists of an award of 15,000 stock options exercisable into our common stock at an exercise price of $12.26, vesting immediately and exercisable into shares or restricted stock for which restrictions lapse after the one year anniversary. The grant date fair market value of the stock options at the time of grant is $12.26, the closing market price on that date. For this director, the aggregate number of outstanding stock option awards was 70,000. Option awards were calculated pursuant to SFAS No. 123(R). For the valuation assumptions used for the FAS 123R fair value of the awards, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense in the Company’s Form 10-K for the year ended December 31, 2006 (Commission File Number: 0-21055) filed with the SEC on February 7, 2007.

(4)	Consists of an award of 15,000 stock options exercisable into our common stock at an exercise price of $12.26, vesting immediately and exercisable into shares or restricted stock for which restrictions lapse after the one year anniversary. The grant date fair market value of the stock options at the time of grant is $12.26, the closing market price on that date. For this director, the aggregate number of outstanding stock option awards was 85,000. Option awards were calculated pursuant to SFAS No. 123(R). For the valuation assumptions used for the FAS 123R fair value of the awards, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense in the Company’s Form 10-K for the year ended December 31, 2006 (Commission File Number: 0-21055) filed with the SEC on February 7, 2007.

(5)	Consists of an award of 15,000 stock options exercisable into our common stock at an exercise price of $12.26, vesting immediately and exercisable into shares or restricted stock for which restrictions lapse after the one year anniversary. The grant date fair market value of the stock options at the time of grant is $12.26, the closing market price on that date. For this director, the aggregate number of outstanding stock option awards was 40,000. Option awards were calculated pursuant to SFAS No. 123(R). For the valuation assumptions used for the FAS 123R fair value of the awards, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense in the Company’s Form 10-K for the year ended December 31, 2006 (Commission File Number: 0-21055) filed with the SEC on February 7, 2007.

(6)	Consists of an award of 15,000 stock options exercisable into our common stock at an exercise price of $12.26, vesting immediately and exercisable into shares or restricted stock for which restrictions lapse after the one year anniversary. The grant date fair market value of the stock options at the time of grant is $12.26, the closing market price on that date. For this director, the aggregate number of outstanding stock option awards was 45,000. Option awards were calculated pursuant to SFAS No. 123(R). For the valuation assumptions used for the FAS 123R fair value of the awards, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense in the Company’s Form 10-K for the year ended December 31, 2006 (Commission File Number: 0-21055) filed with the SEC on February 7, 2007.

Nominations of Directors

In the event that vacancies on the board arise, the nominating and governance committee considers potential candidates for director, which may come to the attention of the nominating and governance committee through current directors, professional executive search firms, shareholders or other persons. The nominating and governance committee will consider candidates for the board recommended by stockholders if the names and qualifications of such candidates are submitted in writing in accordance with the notice provisions for stockholder proposals set forth under the caption “General Information — Next Annual Meeting of Stockholders” in this proxy statement to the corporate secretary of TeleTech, 9197 S. Peoria Street, Englewood, Colorado 80112. The nominating and governance committee considers properly submitted shareholder nominations for candidates for the board of directors in the same manner as it evaluates other nominees. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the nominating and governance committee and the materials provided by a shareholder to the company for consideration of a nominee for director are forwarded to the nominating and governance committee. All candidates are evaluated at meetings of the nominating and governance committee. In evaluating such nominations, the nominating and governance committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The nominating and governance committee considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. In addition, the nominating and governance committee recognizes the benefit of a board of directors that reflects the diversity of TeleTech’s stockholders, employees and customers, and the locations in which it operates, and will seek qualified candidates for nomination and election to the board of directors in order to reflect such diversity. The nominating and governance committee reviews, approves and oversees various corporate governance policies and recommends changes, if any, to the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of the outstanding common stock, collectively known as insiders, to file reports with the SEC disclosing their ownership of common stock and changes in such ownership. The rules of the SEC require insiders to provide TeleTech with copies of all Section 16(a) reports that the insiders file with the SEC. Based solely upon TeleTech’s review of copies of Section 16(a) reports received by us, and written representations that no such reports were required to be filed with the SEC, we believe that all of our insiders complied with all Section 16(a) filing requirements applicable to them during 2006.

Information Regarding Executive Officers

Brian J. Delaney, 49, joined TeleTech as Vice President of Technology in December, 2002 and moved into the Senior Vice President, North America Operations position in January, 2004. Since October, 2005, Mr. Delaney has been operating as the Executive Vice President of Global Service Delivery. Mr. Delaney is a member of the Board of Trustees for the National 4-H Council.

Kamalesh Dwivedi, 51, joined TeleTech in August, 2003 as Executive Vice President and Chief Information Officer (“CIO”). Prior to joining TeleTech, Mr. Dwivedi was Vice President and CIO of ADC Telecommunications, a global manufacturer of broadband equipment to the telecom and cable industries. Prior to ADC, he was the CIO of Scientific-Atlanta, now a division of Cisco and a global manufacturer and supplier of integrated technology products in video, voice and data to telecom and cable industries.

John R. Troka, Jr., 44, was named TeleTech’s Interim Chief Financial Officer in August 2006 and has served as TeleTech’s Vice President of Global Finance since joining the company in 2002. Prior to joining TeleTech, Mr. Troka was Vice President of Finance for Qwest Communications, formerly known as US West Communications.

John Simon, 44, joined TeleTech in 1999 and served as TeleTech’s Associate General Counsel. In 2001 he became Senior Vice President of Global Human Capital. Mr. Simon also temporarily served as TeleTech’s interim General Counsel. Beginning in October, 2005, Mr. Simon was promoted to Executive Vice President of Global Human Capital. Prior to joining TeleTech, Mr. Simon was a partner at the New York law firm Hallenbeck, Lascell, Norris and Heller. Mr. Simon’s private law practice focused on litigating employment and commercial matters, as well as business counseling for institutional clients. Mr. Simon holds an undergraduate degree from Colorado College and a law degree from Georgetown University. Mr. Simon resigned from TeleTech on April 13, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned by Kenneth D. Tuchman, our principal executive officer, John R. Troka, Jr., our interim principal financial officer, Dennis J. Lacey who served as our chief financial officer through August 2006 and the next three most highly compensated executive officers who were serving as executive officers as of December 31, 2006 (collectively, the “named executive officers”) as well as other executive officers as appropriate.

								Change in
								Pension Value
								and
								Nonqualified
						Option	Non-Equity	Deferred	All other
Name and		Salary			Stock	Awards	Incentive Plan	Compensation	Compensation
Principal Position	Year	($)		Bonus(1)($)	Awards($)	($)(3)	Compensation ($)(2)	Earnings	($)(4)	Total ($)

Kenneth D. Tuchman	2006	350,000		-0-	-0-	-0-	-0-	-0-	60,985	410,985
(PEO)	2005	350,000		-0-	-0-	5,376,000	500,000	-0-	55,292	6,281,292
	2004	289,615		-0-	-0-	-0-	-0-	-0-	45,486	335,101
John R. Troka, Jr.	2006	180,000		-0-	-0-	62,600	121,000	-0-	190	363,790
(CFO)(5)	2005	180,000		-0-	-0-	-0-	6,500	-0-	182	186,682
	2004	178,462		7,000	-0-	112,600	26,800	-0-	4,777	329,639
Dennis J. Lacey	2006	226,579	(6)	-0-	-0-	-0-	-0-	-0-	1,582,139	1,808,718
(CFO)(5)	2005	300,000		-0-	-0-	-0-	300,000	-0-	12,579	612,579
	2004	312,482		-0-	-0-	430,500	300,000	-0-	4,715	1,047,697
Brian James Delaney	2006	250,000		-0-	-0-	-0-	400,000	-0-	137,462	787,462
(EVP Global Service	2005	246,154		-0-	-0-	524,000	250,000	-0-	41,007	1,061,161
Delivery)	2004	202,981		-0-	-0-	326,100	162,000	-0-	75	691,156
Kamalesh Dwivedi	2006	250,000		-0-	-0-	-0-	300,000	-0-	37,545	587,545
(EVP CIO)	2005	250,000		-0-	-0-	-0-	250,000	-0-	488,091	988,091
	2004	259,615		-0-	-0-	430,500	225,000	-0-	349,747	1,264,862
Gregory Hopkins	2006	275,000		-0-	-0-	-0-	550,000	-0-	904,391	1,729,391
(EVP Global Accounts)	2005	275,000		-0-	-0-	-0-	275,000	-0-	12,406	562,406
	2004	195,673	(6)	-0-	-0-	1,248,000	100,000	-0-	6,138	1,549,811
John R. Simon	2006	250,000		-0-	-0-	-0-	350,000	-0-	8,886	608,886
(EVP — Human	2005	250,000		-0-	-0-	438,200	250,000	-0-	10,010	948,210
Capital)(7)	2004	259,615		-0-	-0-	287,000	200,000	-0-	65,627	812,242

(1)	Amount shown under “Bonus” are bonuses not subject to pre-established and communicated performance targets.

(2)	Amounts shown under Non-Equity Incentive Plan Compensation are annual bonuses reviewed and approved by the compensation committee based upon the achievement of performance targets and, in certain cases, personal performance, paid during the first quarter of the year following the fiscal year for which such bonus was awarded.

(3)	Option awards were calculated pursuant to SFAS No. 123(R). For the valuation assumptions used for the FAS 123R fair value of the awards, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations Adoption of SFAS No. 123(R) and Equity-Based Compensation Expense in the Company’s Form 10-K for the year ended December 31, 2006 (Commission File Number: 0-21055) filed with the SEC on February 7, 2007.

(4)	Other Annual Compensation consists of the following perquisites provided by or paid for by TeleTech.

Prequisite Table

The following table sets forth the perquisites for the executive officers named herein as of December 31, 2006.

		Mr.	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
		Tuchman	Troka	Lacey	Delaney	Dwivedi	Hopkins	Simon

Personal Use of Company Aircraft	2006	19,991	–	–	–	–	1,265	–
	2005	14,773	–	1,877	–	–	–	–
	2004	7,704	–	–	–	–	–	–
Automobile Allowance	2006	35,372	–	–	–	–	–	–
	2005	34,855	–	–	–	–	–	–
	2004	37,071	–	–	–	–	–	–
Value Realized from exercise of Stock Options	2006	–	–	1,573,263	129,923	–	892,147	–
	2005	–	–	–	38,730	448,284	–	–
	2004	–	4,600	–	–	259,156	–	58,224
Relocation Allowance	2006	–	–	–	–	–	–	–
	2005	–	–	–	–	15,248	–	–
	2004	–	–	–	–	76,262	–	–
Sign on or Guaranteed Bonus	2006	–	–	–	–	–	–	–
	2005	–	–	–	–	–	–	–
	2004	–	–	–	–	–	–	–
Housing & Utilities	2006	–	–	–	–	–	–	–
	2005	–	–	–	–	–	–	–
	2004	–	–	–	–	–	–	–
Executive Health/Dental/Vision	2006	4,884	–	3,342	2,892	5,112	5,112	5,112
	2005	4.884	–	5,112	2,169	5,112	5,112	5,112
	2004	–	–	4,548	–	4,548	3,221	4,548
Group Term/Executive Life	2006	108	72	5,534	4,647	19,504	5,867	2,812
	2005	108	72	5,590	108	19,447	7,294	2,812
	2004	74	74	167	75	9,781	2,917	2,807
Deferred Death Benefit	2006	630	118	–	–	–	–	42
	2005	672	110	–	–	–	–	48
	2004	637	103	–	–	–	–	48
Miscellaneous & taxable fringe	2006	–	–	–	–	12,929	–	920
	2005	–	–	–	–	–	–	2,038
	2004	–	–	–	–	–	–	–
Total	2006	60,985	190	1,582,139	137,462	37,545	904,391	8,886
	2005	55,292	182	12,579	41,007	488,091	12,406	10,010
	2004	45,486	4,777	4,715	75	349,747	6,138	65,627

(5)	Mr. Lacey served as the Company’s chief financial officer through August 16, 2006. Mr. Troka assumed the position of interim chief financial officer upon Mr. Lacey’s resignation.

(6)	Indicates partial year compensation.

(7)	Mr. Simon resigned from TeleTech effective April 13, 2007.

Fiscal Year Nonqualified Deferred Compensation Table

The following table sets forth information regarding nonqualified deferred compensation for the executive officers named herein for the year ended December 31, 2006.

	Executive	Registrant	Aggregate		Aggregate Balance
	Contributions	Contributions	Earnings	Aggregate	at Last
	in Last	in Last	in Last	Withdrawals/	Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)

Kenneth D. Tuchman	-0-	-0-	$252,320	-0-	$1,718,644
John R. Troka, Jr.	$18,037	-0-	$11,325	-0-	$83,201
Dennis Lacey	–	–	–	–	–
Brian James Delaney	–	–	–	–	–
Kamalesh Dwivedi	–	–	–	–	–
Gregory Hopkins	–	–	–	–	–
John R. Simon	$19,218	-0-	$12,932	-0-	$126,886

Employees may defer up to seventy five percent of their salary or bonus and/or commissions. Deferrals and investment earnings are tax deferred until withdrawn or paid. There are no penalties on any scheduled withdrawals. Nonscheduled withdrawals are not available except in the case of unforeseeable emergencies. Employees may specify among different deemed investment options. The investment crediting choices are not publicly traded mutual funds and are only available through variable insurance products.

With respect to previous reporting periods, Mr. Simon did not participate in the Company’s non-qualified deferred compensation plan in prior years and Mr. Troka was not a named executive officer in prior years. The Company noted in appropriate prior years that Mr. Tuchman deferred one hundred percent of his salary.

Messrs. Tuchman, Troka and Simon did not make any withdrawals during the past three fiscal years.

GRANTS OF PLAN BASED AWARDS IN 2006

The following table set forth information regarding each grant of stock awards to each executive officer in the year ended December 31, 2006 as well as estimated future payouts related to the management incentive plan.

										All
										Other
										Stock	All
			Number							Awards:	Other
			of							Number	Option	Exercise
			Non-							of	Awards:	or
			Equity	Estimated Future			Estimated Future			Shares	Number	Base	Closing
			Incentive	Payouts			Payouts			of	of	Price	Price
			Plan	Under Non-Equity			Under Equity			Stock	Securities	of	on
			Units	Incentive Plan Awards[1]			Incentive Plan Awards			or	Underlying	Option	Grant
	Grant	Approval	Granted	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Date
Name	Date	Date	(#)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($ / Sh)	($ / Sh)

Kenneth D. Tuchman	–	–	–	–	–	–	–	–	–	–	–	–	–
John R. Troka, Jr.[2]	2/15/06	2/15/06	–	–	–	–	–	–	–	10,000	10,000	12.75	12.75
	12/31/06	2/15/07	–	-0-	50,000	–	–	–	–	–	–	–	–
Dennis J. Lacey	–	–	–	–	–	–	–	–	–	–	–	–	–
Brian J. Delaney	12/31/06	2/15/07	–	-0-	300,000	600,000	–	–	–	–	–	–	–
Kamalesh Dwivedi	12/31/06	2/15/07	–	-0-	180,000	450,000	–	–	–	–	–	–	–
Greg Hopkins	12/31/06	2/15/07	–	-0-	275,000	550,000	–	–	–	–	–	–	–
John R. Simon	12/31/06	2/15/07	–	-0-	300,000	450,000	–	–	–	–	–	–	–

(1)	Represents potential target and maximum compensation for 2006 as described in “Compensation Discussion and Analysis”. Amounts actually earned for 2006 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Mr. Troka was the only executive officer named herein to receive both an equity grant and non-equity incentive payment during 2006. Stock options awarded to Mr. Troka are not performance based and vest in equal installments of 25% per year beginning on the first anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table sets forth information concerning all unexercised stock options outstanding and unvested restricted stock awards for the executive officers named herein as of December 31, 2006.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or
								Awards:	Payout
							Market	Number	Value
			Equity			Number	Value	of	of
			Incentive			of	of	Unearned	Unearned
			Plan			Shares	Shares	Shares,	Shares,
			Awards:			or	or	Units	Units
	Number	Number	Number			Units	Units	or	or
	of	of	of			of	of	Other	Other
	Securities	Securities	Securities			Stock	Stock	Rights	Rights
	Underlying	Underlying	Underlying			That	That	That	That
	Unexercised	Unexercised	Unexercised	Option		Have	Have	Have	Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Kenneth D. Tuchman	420,000	420,000	—	6.98	10/1/2011	—	—	—	—
	420,000	420,000	—	11.83	2/25/2012	—	—	—	—
	200,000	600,000	—	11.35	11/4/2015	—	—	—	—
John R. Troka, Jr.	35,000	35,000		13.10	1/14/2012	—	—	—	—
	7,500	7,500	—	11.63	2/29/2012	—	—	—	—
	2,000	1,000	—	5.01	3/3/2013	—	—	—	—
	10,000	10,000	—	8.36	6/23/2014	—	—	—	—
	-0-	10,000	—	12.75	2/15/2016	—	—	—	—
Dennis J. Lacey	—	—	—	—	—	—	—	—	—
Brian J. Delaney	3,000	3,000	—	8.86	12/2/2012	—	—	—	—
	-0-	750	—	5.01	3/3/2013	—	—	—	—
	-0-	18,000	—	7.78	6/7/2014	—	—	—	—
	-0-	15,000	—	8.36	6/23/2014	—	—	—	—
	25,000	75,000	—	8.59	9/9/2015	—	—	—	—
Kamalesh Dwivedi	42,300	50,000	—	4.09	8/4/2013	—	—	—	—
	18,750	37,500	—	8.57	9/7/2014	—	—	—	—
Greg Hopkins	-0-	150,000	—	6.24	4/12/2014	—	—	—	—
John Simon	15,000	15,000	—	12.62	10/21/2009	—	—	—	—
	6,000	6,000	—	30.87	3/30/2010	—	—	—	—
	35,000	35,000	—	11.63	2/29/2012	—	—	—	—
	16,000	4,000	—	6.25	9/30/2012	—	—	—	—
	25,000	25,000	—	8.57	9/7/2014	—	—	—	—
	17,500	52,500	—	10.58	10/25/2015	—	—	—	—

OPTION EXERCISES AND STOCK VESTED DURING 2006

The following table sets forth information concerning the value realized from the exercise of options and the vesting of restricted stock for the executive officers named herein for the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
(a)	(#)	($)	(#)	($)

Kenneth Tuchman	—	—	—	—
John R. Troka, Jr.	—	—	—	—
Dennis J. Lacey	168,750	1,573,263	—	—
Brian J. Delaney	27,750	129,922	—	—
Kamalesh Dwivedi	—	—	—	—
Greg Hopkins	150,000	892,147	—	—
John Simon	—	—	—	—

Employment Agreements

Agreement with Kenneth D. Tuchman.  TeleTech entered into an employment agreement with Kenneth D. Tuchman, our chief executive officer, effective October 1, 2001. Pursuant to his agreement, Mr. Tuchman is entitled to receive an annual base salary of $250,000. During the term, Mr. Tuchman’s base salary may be increased or decreased in a non-material way at the sole discretion of the board of directors. In September 2004, the board of directors voted to increase Mr. Tuchman’s salary to $350,000. In October 2001, Mr. Tuchman was also granted an option to purchase 420,000 shares of common stock at $6.98 per share. The option vested as to 50% on October 1, 2001 and as to 100% on December 31, 2001. In February 2002, Mr. Tuchman was granted an option to purchase 420,000 shares of common stock at $11.83 per share. The option vested as to 100% on February 25, 2003. In November 2005, Mr. Tuchman was granted an option to purchase 800,000 shares of common stock at $11.35 per share. Pursuant to his agreement, Mr. Tuchman will be entitled to participate in all other employee benefit plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to Mr. Tuchman’s peers.

If, during the term, TeleTech terminates Mr. Tuchman’s employment other than for cause, death or disability or if Mr. Tuchman resigns, we will pay to Mr. Tuchman as severance a sum equal to 24 months of Mr. Tuchman’s then current base salary payable in 24 equal installments and will cause to vest all of Mr. Tuchman’s unvested stock options that would have vested during the 12 months following termination.

If any payments or benefits that Mr. Tuchman receives are determined to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code, his employment agreement provides for an additional payment to him to restore him to the after-tax position that he would have been in, if the tax had not been imposed.

During Mr. Tuchman’s employment and for a period of three years thereafter, Mr. Tuchman will be subject to non-competition and non-solicitation of employees’ provisions. During the term and thereafter, Mr. Tuchman has agreed not to disclose confidential information or to disparage TeleTech or its affiliates.

Agreement with Dennis J. Lacey.  We entered into an employment agreement effective May 5, 2003 with Dennis J. Lacey, our chief financial officer until August, 2006 whereby Mr. Lacey received a base salary of $300,000 with an annual incentive target of 100% of base salary.

Agreement with John R. Troka, Jr.  We entered into a letter agreement with John R. Troka, Jr. effective as of December 19, 2001 whereby Mr. Troka received a base salary of $150,000 with an annual incentive target of 25% of base salary. Mr. Troka received subsequent base salary increases since his original letter agreement. Mr. Troka was appointed as interim chief financial officer as of August 2006 and received a salary increase to $200,000.

Agreement with Brian Delaney.  We entered into a letter agreement with Brian Delaney effective as of November 19, 2002 whereby Mr. Delaney received a base salary of $160,000 with an annual incentive target of 25% of base salary. Mr. Delaney has received several promotions since his original letter agreement which now include a base salary of $300,000 and an annual incentive opportunity of 100% of base salary with a stretch target of 150% of base salary.

Agreement with Kamalesh Dwivedi.  We entered into a letter agreement with Kamalesh Dwivedi, our chief information officer effective July 7, 2003 whereby Mr. Dwivedi was entitled to receive (i) a base salary of $250,000, (ii) a guaranteed minimum bonus of $75,000 paid six months after start date; (iii) a signing bonus of $30,000 and an annual bonus targeted at 60% of base salary. In December 2006, Mr. Dwivedi’s annual salary was increased to $300,000.

Agreement with Greg Hopkins.  We entered into a letter agreement with Gregory Hopkins, executive vice president of sales effective April 12, 2004 whereby Mr. Hopkins received (i) a base salary of $275,000, (ii) a $200,000 signing bonus; (iii) an annual incentive opportunity of 100% of base salary with a stretch target of 200% of base salary.

Agreement with John R. Simon.  We entered into a letter agreement with John Simon, our senior vice president of Human Capital until he resigned effective April 13, 2007, effective as of October 21, 1999 whereby Mr. Simon was entitled to a base salary of $130,000 with an annual incentive target of 20% of base salary. Mr. Simon has received several promotions since his original letter agreement and his most recent base salary was $300,000 with an annual incentive opportunity of 100% of base salary with a stretch target of 150% of base salary.

No executive officers named herein other than the CEO and the Vice Chairman have change of control provisions except with respect to options and RSU’s granted under the TeleTech Holdings, Inc. 1999 Stock Option Plan, as amended and provided pursuant thereto.

Executive Non-Equity Incentive Compensation

Non-equity incentive compensation is governed by the management incentive plan. Pursuant to the management incentive plan, cash performance bonuses for executives are determined and approved annually by the compensation committee based on achievement of an operating income goal set by the board of directors. Each participant’s award can vary from zero to 150% of their incentive target. In addition to operating income goals, TeleTech also considers completion of strategic projects and demonstration of TeleTech’s success principles including innovation to continuously improve performance, open communication, hands on business problem solving, wise business decisions and business ownership.

Executive Change of Control and Termination Arrangements

TeleTech’s standard option agreement for employees who are employed at the vice president level or higher contains a provision whereby the vesting of such stock options (which typically have a four or five year vesting period) would accelerate by a period of two years immediately upon the occurrence of a change of control.

In January 2007, we began issuing restricted stock units or RSUs in place of stock options for employees. The customary RSU agreements contain a change of control provision whereby upon a change in control, any unvested performance vesting RSUs or time vesting RSUs that vest in excess of 12 months from the effective date of the change of control shall be treated as time vesting RSUs and shall be accelerated such that they shall vest on the one year anniversary of the effective date of the change of control. Any performance vesting RSUs or time vesting RSUs scheduled to vest within 12 months of the effective date of the change of control shall continue to vest pursuant to the schedule set forth in the RSU agreements.

Certain Relationships and Related Party Transactions

We have entered into agreements pursuant to which Avion, LLC and AirMax, LLC provide certain aviation flight services to and as requested by the Company. Such services include the use of an aircraft and flight crew. Kenneth D. Tuchman, our chief executive officer and chairman of the board, has a direct beneficial ownership interest equal to 100% in Avion. During 2006, we paid an aggregate of $1,034,483 to Avion for services provided to TeleTech. Mr. Tuchman also purchases services from AirMax from time to time and provides short-term loans to AirMax. During 2006, the Company paid to AirMax an aggregate of $1,397,302 for services provided to the Company. The audit committee of the board of directors reviewed these transactions quarterly and determined that the fees charged by Avion and Airmax are at fair market value.

During 2006, we utilized the services of Salesforce.com. Shirley Young, one of our directors, is also a director of Salesforce.com. During 2006, we paid approximately $372,619 to Salesforce.com. Ms. Young’s only remuneration from Salesforce.com consists of board fees for services as a director of Salesforce.com.

TeleTech believes that all transactions disclosed above have been, and TeleTech’s board of directors intends that any future transactions with its officers, directors, affiliates or principal stockholders will be, on terms that are no less favorable to TeleTech than those that are obtainable in arm’s length transactions with unaffiliated third parties.

All related party transactions are reviewed annually by the audit committee and are compared to other vendors’ competitive bids to ensure that the terms with such related parties are fair and equitable. Upon approval, the audit committee submits their recommendation to the full board of directors for review and approval. All related party transactions named herein have been approved by the audit committee and board of directors and deemed to be fair and equitable.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, referred to as the Securities Act, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the reports of the audit and compensation committees presented below and the performance graph following the reports shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to liabilities of Section 18 of the Exchange Act except to the extent that TeleTech specifically incorporates any of them into a document filed under the Securities Act or Exchange Act.

DISCUSSION AND ANALYSIS

Compensation, Discussion & Analysis

Role of Compensation Committee

The compensation committee of TeleTech is charged with and has the following responsibilities (i) consider and make recommendations to the board of directors regarding the chief executive officer’s salary, annual incentives and bonuses, perquisites, benefits, stock option grants, and employment agreements and other compensation matters, and all changes thereto; (ii) review with TeleTech management and approve the compensation policy for executive officers, and such other managers as directed by the board; (iii) consider and approve all other executive officers’ (as defined by Section 16 of the Exchange Act) salaries, annual incentives and bonuses, perquisites, benefits, stock option grants, RSU grants, and employment agreements and compensation matters, and all changes thereto; (iv) consider and approve the terms of offers of employment for all Section 16 officers and employees that shall report directly to the chief executive officer; (v) evaluate the need for, and provisions of, employment contracts/severance arrangements for the chief executive officer and other executive officers; (vi) evaluate the performance of the office of the chief executive officer (and such other executive officers as deemed appropriate) in light of TeleTech’s current business environment and strategic objectives; (vii) review with management and approve recommendations with regard to aggregate salary budget and guidelines for all employees; (viii) act as administrator of the stock option plans and make recommendations to the board of directors with respect to amendments to the plans and changes in the number of shares reserved for issuance thereunder; (ix) consider and make recommendations to the board of directors with respect to a pool of stock options and RSUs available for grant under the annual management stock option and RSU program; (x) consider and approve management proposals regarding the establishment, termination or modification of retirement, long-term disability and other management welfare and benefit plans; (xi) prepare a report (to be included in the proxy statement) which describes (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based, (b) the relationship of such compensation to TeleTech’s performance and (c) the compensation committee’s executive compensation policies applicable to executive officers, specifically addressing the other “named executive officers” included in the proxy statement; (xi) review and discuss management succession at least annually; and (xii) monitor summary data on the employee population (e.g., total personnel costs, compensation benchmark data, employee diversity, turnover levels).

Executive Compensation Philosophy and Policies

Elements of Executive Compensation

Our primary compensation philosophy is: (i) to develop a compensation package that attracts highly qualified executives to work for TeleTech; (ii) to provide appropriate incentives and to reward superior executive performance that creates long-term investor value; and (iii) to encourage executives who deliver that performance to remain with TeleTech and to continue that level of performance. Under the supervision of the compensation committee, TeleTech has developed and implemented compensation policies, plans and programs that are designed to closely align the financial interests of the senior executives with those of our stockholders in order to enhance the long-term growth and profitability of our company and therefore the creation of long-term stockholder value. Our compensation programs provide a balanced mix of cash, incentive and equity-based compensation that we believe meets these goals.

Executive Compensation Policies

We approve all of the policies, plans and programs under which compensation is paid to executive management. We strive to ensure that executive compensation relates to the measures of TeleTech’s financial performance that are important to investors, such as revenue, EBIT, and operating income as well as completion of strategic projects and demonstration of success principles including innovation to continuously improve performance, open communication, hands on business problem solving, wise business decisions and business ownership. We identify, quantify and assess performance goals of executive management and annually review the collective and individual performance of these executives.

The main components used to support these objectives are base salary, annual bonus, stock awards and certain other benefits. The combined mix of these pay elements is what allows us to provide a competitive total rewards package to our executives. To date, we have not specified a target percentage of the overall compensation package to be represented by the various compensation elements but equity compensation represents the largest component. For each element of compensation, our strategy has been to examine peer group compensation practices and set target awards around the 50th percentile of the peer group for each element of compensation. This is the same target pay position for all our employee levels. However, we have historically approved actual compensation levels for officers above and below the 50th percentile target as these approvals were based on individual and company performance relative to internal goals and the peer group to ensure an appropriate pay-for-performance alignment. Moreover, the heavy emphasis on variable, or at-risk compensation, helps calibrate actual compensation to performance since executives do not receive value if TeleTech does not meet its performance objectives.

Overall Factors Considered in Making Specific Compensation Decisions

Our executive compensation program is designed around five overreaching principles:

1.	Structure compensation programs with a significant portion of variable, or at-risk, compensation to ensure that the actual compensation realized by executive officers is directly and demonstrably linked to individual and company performance, such that actual executive officer compensation is significantly below target in low-performing years and above-target in high-performing years.

2.	Offer market competitive compensation opportunities that will allow us to attract and retain executive officers capable of leading us to the fulfillment of our business objectives.

3.	Ensure that our executive officers are focused on individual operational goals to build the foundation for our longer-term success.

4.	Align the interests of executive officers and stockholders to achieve long-term stock price performance by incentivizing executive officers through equity compensation.

5.	Maintain an egalitarian culture with respect to compensation programs, such that, generally, all employees are eligible to participate in the same programs as the executive officers.

We retain the services of independent compensation consultants to review and benchmark our compensation policies and results. An independent consultant provides additional assurance that our programs are reasonable and consistent with our company’s objectives. We regularly meet in executive session without any management or employee directors present.

Compensation Benchmarking

We engage an independent consultant on at least an annual basis to benchmark our executives’ compensation results to those companies in our peer group to assess the competitiveness of our executive compensation. The peer group we examined in 2006 included 12 BPO and service provider companies that were similar to us with respect to several metrics, principally including: business strategy, labor market competitors, market capitalization, revenue and number of employees. The peer group companies include some, but not all, of the companies that are included in the market indices in the graph.

The companies in the peer group have the following profile (as of December 2006):

		Revenue		Market Capitalization		Employee Size
	Industry Sector	Range	Median	Range	Median	Range	Median

Peer Group	BPO and Service Provider	$116M to $5.5B	$1.03B	$159M to $15B	$1.3B	377 to 58,000	8,986

TeleTech		$1.2B		$1.7B		47,000

In addition, we evaluated the pay practices of a number of BPO and service provider companies that are larger than us with respect to market capitalization, revenue and employees. The purpose of this evaluation is to understand compensation practices of industry leaders to help us plan for our next stage of anticipated growth. These pay levels are reviewed for informational purposes and are not included in the market comparables used to make compensation decisions.

We review the companies in our peer group at least annually and make adjustments as necessary to ensure the group continues to properly reflect the market in which we compete for talented executives. We also review annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. We request customized reports of these surveys so that the compensation data reflects the practices of companies that are similar to us. This information is also considered when making recommendations for each element of compensation.

Elements of Compensation

Annual Base Salaries

The chief executive officer has authority to hire all members of executive management, subject to the compensation committee’s approval of the compensation to be paid to such executives. Subject to the approval of the compensation committee, the chief executive officer also determines the compensation payable to persons offered executive level employment and annual salary increases for members of executive management. The board, at the recommendation of the compensation committee, determines adjustments to the chief executive officer’s compensation and evaluates the performance of the chief executive officer. In determining and approving the amount of compensation for executive management, the chief executive officer and the compensation committee consider factors such as the executive’s contribution to overall operating effectiveness, strategic success and profitability; the executive’s role in developing and maintaining key client relationships; the level of responsibility, scope and complexity of such executive’s position relative to other executive management; and the executive’s leadership growth and management development over the past year. Additionally, as stated earlier, compensation is determined in a manner consistent with remaining competitive with that paid to industries that we believe have financial, operational and risk factors sufficiently similar to the Company and to provide an adequate degree of financial stability to those individuals who are crucial to our business both strategically and operationally. The salaries of the named executive officers, which are listed in the Summary Compensation Table located elsewhere in this proxy statement, are governed primarily by written agreements or the terms contained in offers of employment.

Short Term/Annual Incentive Compensation

Management Incentive Plan

TeleTech pays annual incentive compensation to executive officers under the management incentive plan. Pursuant to the management incentive plan, cash performance bonuses for executives are determined and approved annually by the compensation committee based on achievement of an operating income goal set by the board of directors. Each participant’s award can vary from zero to 200% of their incentive target. In addition to operating income goals, the Company also considers completion of strategic projects and demonstration of TeleTech’s success principles including innovation to continuously improve performance, open communication, hands on business problem solving, wise business decisions and business ownership. In February 2006, the compensation committee conducted annual performance reviews of all executive management.

In December 2006, the compensation committee approved the 2007 management incentive plan which supersedes all previous incentive/bonus plans for eligible participants.

Sales Incentive Plan (Sales Executive)

The TeleTech sales incentive plan (sales executive) is intended to reward sales executives for their substantial efforts in securing profitable long term revenue under a new logo contract (i.e. a new client introduction with no pre-existing relationship with TeleTech) and to reward sales executives for their continued efforts in ensuring customer satisfaction under new logo contracts they are responsible for securing.

Incentive payments are based on securing new logos business in four business areas. Payments are calculated based upon projected annualized revenue, the length of the contract and other financial and strategic measures.

Sales Incentive Plan (Client Executive)

The TeleTech sales incentive plan (client executive) is intended to reward sales executives for their substantial efforts in maintaining and growing long term revenue under existing client relationships and to reward sales executives for their continued efforts in ensuring customer satisfaction and growing accounts.

Payments are calculated based upon two components including quarterly booked revenue incentive targeted at 50% of participant’s base pay based on meeting quarterly booked revenue goals for assigned clients and new program incentive based on the successful generation of new contracts for assigned clients.

General Manager Incentive Plan

The general manager incentive plan is designed to motivate the eligible executives to achieve the revenue, operating income, and EBIT goals and objectives contained in TeleTech’s strategic plan as approved by the board of directors for each region or business unit for which they are responsible. The plan includes an annual incentive target of 100% of base pay with a stretch goal of 200% of base pay calculated based upon metrics which set a target based upon annual revenue achieved and annual EBIT percentage.

Site Management Incentive Plan

The site management incentive plan is designed to motivate each site’s management team to achieve the goals and objectives of TeleTech’s strategic plan. The plan is applicable to all full time regular employees hired prior to the start of a performance period and dedicated to one site. The plan is designed to generate an incentive pool for each site based on the relative achievement of its monthly employee related gross margin goal. Payouts under the plan occur in a two-step process: (i) an incentive pool is created based on the level of achievement of our pre-set employee related gross margin goals; and (ii) individual incentive payouts are determined based on each employee’s relative achievement of goals and objectives, impact on business and financial results and the available incentive pool.

Long-Term Incentive Compensation

Long term incentive compensation is primarily comprised of equity based incentive in the form of (i) options and more recently (ii) in the form of RSUs.

Stock-based compensation is an important element of our compensation policy. Stock options have generally been offered to induce an executive to accept employment with TeleTech. The compensation committee believed that stock options, which vest over time and are subject to forfeiture, align the interests of executive management with the interests of TeleTech’s stockholders. In February 2007, we moved to a RSU program. Under the RSU program, shares of restricted stock are granted to eligible employees. RSUs vest in two ways: time based and performance based. The RSU program operates under the same philosophy as stock options, and the compensation committee also believes that substantial equity ownership by individuals in leadership positions ensure that these individuals will remain focused on building stockholder value. An executive officer level committee, consisting of the chief executive officer, the chief financial officer and the executive vice president of global human capital, has the authority to administer the stock option and RSU plans with respect to grants of not more than 100,000 RSUs to employees who are not executive officers. Any grants in excess of 100,000 RSUs or to an executive officer must be approved by the compensation committee.

In December 2004, the board of directors approved the long term incentive plan under which executive management and other key leaders were eligible. Under the long term incentive plan, participants were eligible to earn an incentive award upon completion of the 2007 fiscal year provided the company met certain revenue and EBIT targets approved by the board of directors. In February 2007, the long term incentive plan was replaced by the RSU program and participating individuals received grants of RSUs which contain vesting based upon company performance and time.

Share Retention and Securities Trading Policy

We believe that to the extent our executive officers hold significant ownership in TeleTech, their interests will remain aligned with those of our stockholders, and they will be appropriately motivated to enhance TeleTech’s performance and value. We encourage our executive officers and board members to hold a significant ownership interest. TeleTech is currently reviewing several options for a stock ownership program including: (i) a multiple of salary; (ii) a fixed number of shares; (iii) a retention ratio; and (iv) a combination of a retention ratio and multiple of salary. The compensation committee expects to implement a share retention plan during 2007. Our executive officers and directors are also subject to a pre-clearance policy whereby directors and executive officers and any other persons designated by the legal department as being subject to TeleTech’s pre-clearance procedures, together with their family members, may not engage in any transaction involving TeleTech securities (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the legal department. A request for pre-clearance is submitted to the legal department which then determines whether the transaction may proceed and, if so, assist in complying with reporting requirements. All directors, executive officers and key personnel are also subject to TeleTech’s insider trading policy and regular blackout periods thereunder.

Compensation of the Chief Executive Officer

Mr. Tuchman was originally paid a base salary of $250,000. In September 2004, the board of directors increased Mr. Tuchman’s salary to $350,000. Mr. Tuchman also received a cash bonus for 2005 of $500,000 that was paid in February 2006. Based upon its review of proxy statements filed by similarly situated companies, the compensation committee believes this compensation is in line with the compensation paid to similarly situated chief executive officers. The board reviews Mr. Tuchman’s performance once annually.

Fiscal year 2006 compensation for Mr. Tuchman can be categorized as follows:

Cash and Benefits
Salary	$350,000
Incentive	$-0-
Company Match in 401K Plan	$-0-
Company Match in Deferred Compensation Plan	$-0-
Deferred Compensation Balance	$1,718,645
Healthcare (medical, disability and life insurance)	$114,884
Total Cash and Benefit Tally	$2,183,529
Equity
Total Number of Stock Options Granted in 2006	-0-
Upon Severance and Change in Control
Salary-based cash payment	$700,000
Value of health plan, life insurance	$114,884
Bonus-based cash payment	$-0-
Deferred Compensation Balance	$1,718,645
Total for non-stock benefits	$2,533,529
Value of immediate vesting of stock option awards(1)	$19,677,000
Value of remaining stock awards due to assumed termination(2)	$2,506,000
Total value of severance and change in control	$24,716,529

(1)	Upon a change of control, any unvested portion of the option that is scheduled to vest within 24 months following the date of the change of control becomes effective shall vest and become immediately exercisable as of the effective date of the change of control. Value is calculated based upon the closing stock price of $23.88 as of December 31, 2006.

(2)	If Mr. Tuchman’s employment is terminated within 24 months following a change of control, then the entire amount of the option shall become 100% vested and immediately exercisable. Value is calculated based upon the closing stock price of $23.88 as of December 31, 2006.

Review of All Components of Executive Compensation

Limitations on the Deductibility of Compensation.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been disclosed to and approved by stockholders, by a majority of the vote in a separate stockholder vote before the payment of such compensation, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). Each of the members of the compensation committee qualify as “outside directors.” The compensation committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers.

Benefits  We provide benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who are eligible to participate:

Benefit Plan	Executive Officers	Certain Managers	Full Time Employees

Medical/Dental/Vision	✓	✓	✓
Life and Disability Insurance(1)	✓	✓	✓
Accident Insurance(2)	✓	✓	✓
Basic Life and Accidental Death and Dismemberment (AD&D)(3)	✓	✓	✓
Management Incentive Plan(4)	✓	✓
Long Term Incentive Plan(5)	✓	✓
Equity Incentive Plans	✓	✓
Change in Control and Severance Plan	✓	✓
Deferred Compensation Plan(6)	✓	✓
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered

(1)	We provide company-paid long term disability insurance to eligible full-time employees payable beginning the 91st day of disability in an amount equal to 60% of monthly salary to a maximum of $10,000. Short term disability is also available to employees on a voluntary basis at their own cost.

(2)	Accident insurance provides a specific cash benefit to cover costs resulting from a physical injury due to an accident that occurs away from the workplace. This is available to employees on a voluntary basis.

(3)	Supplemental life and AD&D insurance is also available.

(4)	In December 2006, TeleTech approved the 2007 management incentive plan which supersedes all previous incentive/bonus plans for eligible participants.

(5)	The performance period for the long term incentive plan was January 1, 2005 through December 31, 2007 and funding was based on extraordinary revenue and profitability growth goals by December 31, 2007. In February 2007, the plan was replaced by the RSU program whereby individuals eligible to participate in the plan received grants of RSUs for which vesting is 2/3 performance based and 1/3 time based.

(6)	The Company has implemented a non-qualified deferred compensation plan that allows executive officers and certain management-level employees to defer receipt of certain salary and cash bonus payments on a pre-tax basis.

We believe perquisites for executive officers should be extremely limited in scope and value. As a result, TeleTech has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Types of Perquisites	Executive Officers	Certain Managers	Full Time Employees

Employee Discount with certain clients	✓	✓	✓
Financial Planning Allowance	Not Offered	Not Offered	Not Offered
Automobile Allowance(1)	✓	✓
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft(1)	✓
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use(2)	Not Offered	✓	Not Offered

(1)	Automobile allowances and personal use of the company aircraft is generally limited to Messrs. Tuchman and Barlett, the chief executive officer and vice chairman, respectively.

(2)	We do not provide dwellings for personal use other than for temporary job relocation housing and some housing provided to our ex-patriot employees in certain regions in which we operate.

REPORT OF THE
COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the compensation discussion and analysis with management. Based on such review and discussions, the committee recommended to the board of directors, and the board has approved, the inclusion of the compensation discussion and analysis in this proxy statement.

SUBMITTED BY THE COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS

Shrikant Mehta, Chairman
Ruth Lipper

REPORT OF THE AUDIT COMMITTEE

Management is responsible for financial reporting including the company’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. TeleTech’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of TeleTech and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principles or that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards.

We perform the following functions:

•	provide an open avenue of communication among the independent auditor, the vice president of internal audit and the board of directors.

•	oversee the adequacy of internal controls and financial reporting process and the reliability of the financial statements.

•	confirm and assure the independence of the independent auditors.

•	review and approve the provision by the independent auditors of all permissible non-audit services.

•	oversee the function, adequacy and progress of the internal audit department.

•	conduct or authorize investigations into any matters within the audit committee’s scope of responsibility.

•	review and approve the establishment and compliance with TeleTech’s code of conduct.

•	review and approve all related-party transactions.

We meet with management periodically to consider the adequacy of the internal controls and the objectivity of TeleTech’s financial reporting. We discuss these matters with the independent auditors and with appropriate TeleTech financial personnel, including the vice president of internal audit.

We are also directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and review periodically their performance and independence from management.

The directors who serve on the committee are all “Independent” for purposes of the NASD standards. The board of directors has determined that none of us has a relationship with TeleTech that may interfere with our independence from TeleTech and its management.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of TeleTech in conformity with accounting principles generally accepted in the United States of America and discuss with us any issues they believe should be raised with us.

This year, we reviewed the financial statements and met with both management and Ernst & Young LLP, the independent auditors for 2006, to discuss those financials statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

We have received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP such firm’s independence from TeleTech. We also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Based on these reviews and discussions, we recommended to the board that the audited financial statements be included in TeleTech’s annual report on form 10-K for the year ended December 31, 2006 for filing with the SEC.

On May 7, 2007 the audit committee was notified by Ernst & Young that they were declining to stand for re-election as the Company’s auditor for the year ending December 31, 2007. Ernst & Young completed the procedures specified by the Public Company Accounting Oversight Board (United States) for a review of the interim financial information as described in AU 722, Interim Financial Information on the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. During the two years ended December 31, 2006 December 31, 2005, the quarter ended March 31, 2007 and the period through May 9, 2007, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in connection with its report on our consolidated financial statements for the relevant year. Ernst & Young’s reports on TeleTech’s financial statements for the two years ended December 31, 2006 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the first quarter 2007, the audit committee reviewed formal competitive proposals and met with several independent registered public accounting firms. On May 9, 2007, upon the recommendation of the audit committee, the board of directors approved the engagement of PricewaterhouseCoopers LLP, or PwC, as TeleTech’s new independent registered principal accounting firm. PwC’s appointment takes effect for the fiscal year ending December 31, 2007, and for all interim periods therein beginning with the second quarter ending June 30, 2007. It is expected that representatives of both Ernst & Young and PwC will be present at the annual meeting to respond to appropriate questions of stockholders, and representatives of both E&Y and PwC will have the opportunity to make a statement if they desire to do so.

William A. Linnenbringer, Chairman
Shirley Young
Ruth Lipper

PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

Independent Audit Fees for 2006

Our registered public accounting firm for the calendar years ended December 31, 2006 and 2005 was Ernst & Young LLP. Services provided to us by Ernst & Young, LLP for each of the fiscal years are described below.

	2005	2006

Audit Fees	$1,778,602	$1,893,652
Audit Related Fees	$303,239	$316,022
Tax Fees	$130,485	$62,655
All Other Fees	$-0-	$-0-
Total	$2,212,326	$2,272,329

For the fiscal years ended December 31, 2005 and December 31, 2006, we were billed by Ernst & Young LLP aggregate fees as discussed below.

•	Audit Fees: Fees for audit services totaled $1,893,652 in 2006 and $1,778,602 in 2005, including fees associated with the annual audit, the reviews of the quarterly reports on form 10-Q and statutory audits required internationally.

•	Audit-Related Fees: Fees for audit-related services totaled approximately $316,022 in 2006 and approximately $303,239 in 2005. Audit-related services principally included accounting consultations, benefit plan audits, information technology audits and payroll audits.

•	Tax Fees: Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $62,655 in 2006 and approximately $130,485 in 2005.

•	All Other Fees. There were no other fees for other services not included above.

The audit committee has considered whether the independent auditors’ provision of non-audit services is compatible with the auditors’ independence and determined that it is compatible. All of the services provided by Ernst & Young LLP were approved by the audit committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Principal Registered Public Accounting Firm

On May 7, 2007, the Chairman of the Audit Committee of the Board of Directors (the “Audit Committee”) of TeleTech Holdings, Inc. (the “Company”) was notified by Ernst & Young LLP (“Ernst & Young”) that it is declining to stand for re-election as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Ernst & Young will perform the procedures specified by the Public Company Accounting Oversight Board (United States) for a review of the interim financial information as described in AU 722, Interim Financial Information on the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Ernst & Young completed its review on May 9, 2007.

During the two years ended December 31, 2006 and December 31, 2005, the quarter ended March 31, 2007 and for the period through May 9, 2007, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in connection with its report on the Company’s consolidated financial statements for the relevant year.

Ernst & Young’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Ernst & Young’s report on the December 31, 2006 financial statements included a reference to the adoption of Statement of Financial Accounting Standards No. 123® effective January 1, 2006.

On May 7, 2007, the Audit Committee of the Board of Directors of the Company, after reviewing competitive proposals from several independent registered public accounting firms during the first quarter of 2007 as a part of its periodic review and corporate governance practices, determined to engage PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm beginning May 9, 2007.

During the two years ended December 31, 2006 and December 31, 2005, the quarter ended March 31, 2007 and for the period through May 9, 2007, neither the Company, nor anyone on its behalf, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by PwC to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 3.04 (a)(1)(iv) of Regulation S-K or a reportable event as described in Item 3.04(a)(1)(v) of Regulation S-K.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with the audit committee’s charter, the audit committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm as follows:

Any and all services to be provided by TeleTech’s external audit firm must be approved by the audit committee. Any director, officer or employee of the company proposing to engage the services of TeleTech’s external audit firm for any reason (regardless of scope of the project or associated costs) must submit a request for approval, in writing, to TeleTech’s corporate controller. The corporate controller will review the request and, if necessary, obtain additional information from the requestor.

If the proposed services fall into one of the specified prohibited services categories as set forth in the Sarbanes-Oxley Act of 2002, the corporate controller will deny the request.

Both the corporate controller and the assistant general counsel will review requests that are not clearly determined to fall into the prohibited services category. Requests that are approved by the corporate controller and assistant general counsel will then be forwarded to the corporate chief financial officer for further review.

Requests that are approved by the corporate chief financial officer will be forwarded to the audit committee chairperson (projects with a total expected cost of less than or equal to $100,000) or to the audit committee (projects with a total expected cost of more than $100,000) by the assistant general counsel. The audit committee chairperson reports all pre-approvals to the full audit committee at each regularly scheduled meeting and all such pre-approvals are ratified by the full audit committee.

The corporate controller will be responsible for tracking the status of all requests and for reporting the final disposition to the requestor and to the assistant general counsel. The assistant general counsel will be responsible for maintaining documentation supporting the disposition of all requests. No contracts or engagement letters may be signed and no work may commence until the requisite written approval has been received.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with its charter, the audit committee has selected the accounting firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to serve as TeleTech’s auditors for the year 2007 and recommends to the stockholders that they ratify that appointment.

Recommendation of the Board of Directors

The board of directors and the audit committee recommend that you vote “FOR” Proposal 2.

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on TeleTech’s common stock from close of market on December 31, 2001 through 2006 with the cumulative total return of the Nasdaq Stock Market (U.S.) Index; the Russell 2000 Index; and a customized peer group. The performance graph shows the return of $100 invested in the Company’s common stock, the Nasdaq National Stock Market (U.S.) Index, the Russell 2000 Index, and the peer group at closing prices on December 31, 2001. The peer group is composed of APAC Customer Services, Convergys Corporation, SITEL Corporation, Sykes Enterprises Incorporated, West Corporation and Electronic Data Systems. Stock price performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among TeleTech Holdings, Inc., The NASDAQ Composite Index,
The Russell 2000 Index And A Peer Group

*	$100 invested on 12/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

GENERAL INFORMATION

Next Annual Meeting of Stockholders

Notice of any stockholder proposal that is intended to be included in our proxy statement and form of proxy for our next annual meeting of stockholders must be received by our corporate secretary no later than December 15, 2007. Such notice must be in writing and must comply with the provisions of Rule 14a-8 under the Exchange Act. In addition, the persons named in the proxy for the next annual meeting will have discretionary authority to vote with respect to any matter that is brought by any stockholder during the meeting, not described in the proxy statement for such meeting, unless TeleTech received written notice, on or before February 28, 2008, that such matters would be raised at the meeting. Any notices regarding stockholder proposals must be received by our corporate secretary, 9197 S. Peoria Street, Englewood, Colorado 80112.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

In accordance with a notice sent to some street name stockholders of common stock who share a single address, only one copy of this proxy statement and our 2006 annual report is being sent to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of this proxy statement or the 2006 annual report, he or she may contact the company at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, attention: corporate secretary, or by calling 303-397-8100. Any such stockholder may also contact the corporate secretary using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of the annual report and proxy statement, you may request householding in the future by contacting the corporate secretary.

OTHER BUSINESS

We know of no other matter to be acted upon at the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card as proxies for the holders of TeleTech’s common stock will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

TeleTech’s 2006 annual report is being mailed to the stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. Copies of the Annual Report on Form 10-K for the year ended December 31, 2006 may be obtained without charge upon request made to TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, attention: investor relations.

By Order of the Board of Directors

Alan Schutzman
Executive Vice President, General Counsel
and Secretary

Englewood, Colorado
May 15, 2007

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 A.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by TeleTech Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 12:00 A.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TeleTech Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TELTH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TELETECH HOLDINGS, INC.
The Board of Directors recommends a vote
FOR all Board of Directors nominees and
FOR Proposal 2.

		For	Withhold	For All	To withhold authority to vote for any individual
1.	Election of Directors:	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
NOMINEES: 01) KENNETH D. TUCHMAN, 02) JAMES E.
BARLETT, 03) WILLIAM A. LINNENBRINGER, 04) RUTH C.
	LIPPER, 05) SHRIKANT MEHTA, 06) SHIRLEY YOUNG.	☐	☐	☐

		For	Against	Abstain
Vote on Proposal
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, the proxy will be voted “FOR” all of the Board of Directors nominees and “FOR” Proposal 2.

Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS OF
TELETECH HOLDINGS, INC.
June 1, 2007
10:00 a.m. MDT
TeleTech’s Headquarters
9197 South Peoria Street
Englewood, CO 80112
1-800-TELETECH
Please date, sign and mail
your proxy card in the
enclosed envelope as soon as possible.
â Please detach and mail in the envelope provided. â

PROXY	PROXY
This Proxy is Solicited on Behalf of The Board of Directors of
TELETECH HOLDINGS, INC.
     The undersigned, having received Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and CHRISTY T. O’CONNOR, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 2007 Annual Meeting of Stockholders to be held at TeleTech’s headquarters located at 9197 South Peoria Street, Englewood, CO 80112 on June 1, 2007 at 10:00 a.m. local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2007 Annual Meeting and any adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

Address Changes/Comments:

(If you noted Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)